LEHMAN BROTHERS INCOME FUNDS
                                 INVESTOR CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A


     The Investor Class of the Series of Lehman Brothers Income Funds currently subject to this Agreement are as follows:



Lehman Brothers Core Bond Fund




Date:  June 1, 2007

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                          LEHMAN BROTHERS INCOME FUNDS
                                 INVESTOR CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE B

     Compensation pursuant to Paragraph 3 of the Lehman Brothers Income Funds Investor Class Administration Agreement shall be:

     (1) For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of the Investor Class of each Series;

     (2) For the services provided to the Investor Class of a Series and its shareholders (including amounts paid to third parties), 0.21% per annum of the average daily net assets of the Investor Class of said Series; plus in each case

     (3) Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.



Date:   June 1, 2007